                                                                       EXHIBIT 2

                          CERTIFICATE OF DESIGNATION
                                      OF
                     SERIES B CONVERTIBLE PREFERRED STOCK
                                      OF
                       ODYSSEY MARINE EXPLORATION, INC.

                            ____________________

                      Pursuant to Section 78.1955 of the
                            Nevada Revised Statutes

                            ____________________

     The undersigned does hereby certify that pursuant to the authority conferred upon the Board of Directors of ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (the "Corporation"), by its Articles of Incorporation, as
                         -----------
amended, and Section 78.315 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, duly approved and adopted the following resolution (referred to herein as the "Resolution"):
                                       ----------

     RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation ("Board of Directors") by Article IV of the
                               ------------------
Articles of Incorporation of the Corporation (hereafter referred to as the "Articles"), the Board of Directors does hereby create, authorize, and provide
 --------
for issuance of a series of preferred stock, $0.0001 par value, of the Corporation, consisting of 850,000 shares, and hereby fixes the voting powers, designations, preferences, and relative, participating, optional and other special rights, and qualifications, limitations, and restrictions thereof, of the shares of such series, in addition to those set forth in the Articles, as follows:

     SECTION 1.  DESIGNATION, AMOUNT, AND RANK.

     1.1 Designation and Amount. The shares of the series of preferred stock created and authorized by this Resolution shall be designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The total number
                                   ------------------------
of authorized shares constituting the Series B Preferred Stock shall be 850,000. The number of shares constituting this series of preferred stock of the Corporation may be increased or decreased at any time, from time to time, in accordance with applicable law up to the maximum number of shares of preferred stock authorized under the Articles, less all shares at the time authorized of any other series of preferred stock of the Corporation; provided, however, that
                                                        --------  -------
no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series B Preferred Stock. Shares of the Series B Preferred Stock shall be dated the date of issue.

     1.2 Stated Value Per Share. The stated value per share of Series B Preferred Stock shall be $0.0001 ("Stated Value Per Share").
                                   ----------------------

     1.3 Ranking. With respect to a distribution of the assets of the Corporation upon liquidation, dissolution, or winding up of the affairs of the Corporation, the Series B Preferred Stock shall rank senior to all classes of the common stock, par value $0.0001 per share, of the Corporation, whether now existing or hereafter created (the "Common Stock") and any other
                                    ------------
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equity holder of the Corporation (including the Series A Preferred Stock) with respect to the payment of dividends and other distributions on the capital stock of the Corporation (other than in connection with a liquidation, dissolution or winding up of the affairs of the Corporation) the Series B Preferred Stock shall rank pari passu with the Common Stock on an as-if-converted basis.

     SECTION 2.  DIVIDEND RIGHTS.

     2.1 Dividend Payment. The holders of shares of Series B Preferred Stock shall be entitled to receive, out of assets of the Corporation legally available therefor, dividends only when, as, and if declared by the Board of Directors, payable at the time of payment of dividends on the Common Stock on an as-if-converted basis.

     2.2 Dividends or Certain Other Distributions on Common Stock. While any shares of Series B Preferred Stock are outstanding, no dividend or other distribution (other than a dividend or distribution paid in Common Stock or other capital stock of the Corporation ranking junior to the Series B Preferred Stock) shall be declared, paid, or set aside for payment on any class of the Common Stock or on any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends, nor shall any Common Stock or capital stock of the Corporation ranking junior to the Series B Preferred Stock be redeemed, purchased, retired, or otherwise acquired directly or indirectly by the Corporation for any consideration (or any monies paid for the account of, or set aside for payment for, or paid to or made available for a sinking or similar fund for, such purposes), except by conversion into or exchange of shares of Common Stock or other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends, unless, in each case, dividends on all outstanding shares of the Series B Preferred Stock contemporaneously are declared and a sum of money sufficient for payment have been set aside therefor.

     SECTION 3.  LIQUIDATION RIGHTS.

     3.1 Payment Upon Liquidation; Insufficient Assets. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of the Series B
                                     -----------
Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any capital stock of the Corporation ranking junior to the Series B Preferred Stock as to the payment of dividends or the distribution of assets ("Junior Securities"), an amount equal to $3.50 per
                             -----------------
share times the number of shares on an as-if-converted basis (the "Liquidation
                                                                   -----------
Preference").  If, upon any Liquidation of the Corporation, the assets of the
----------
Corporation, or the proceeds of those assets, available for distribution shall be insufficient to pay in full the amount of the Liquidation Preference, then all of the assets available shall be distributed among the holders of the Series B Preferred Stock. After the payment in full of the Liquidation Preference has been made to the holders of the Series B Preferred Stock, such holders shall not be entitled to any further participation in any distribution of the assets of the Corporation in respect of the shares of Series B Preferred Stock owned by such holder. For purposes of this Section 3, a sale, conveyance, exchange, or transfer of all or

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substantially all of the properties or assets of the Corporation for cash, securities, or other consideration, or the consolidation, merger, or other business combination of the Corporation with one or more corporations, shall be deemed to be a Liquidation of the Corporation.

     SECTION 4.  VOTING RIGHTS

     4.1 General. The holders of Series B Preferred Stock voting together as a single class shall be entitled to elect three directors (the "Series B
                                                              --------
Directors,") to the Board of Directors (who shall serve for terms of one year)
---------
and at least one of which Series B Directors shall be appointed to each of the Corporation's nominating, audit and compensation committees. The holders of Series B Preferred Stock shall otherwise have the right to vote with the holders of the Common Stock, on an as-if-converted basis, on any matters submitted to the shareholders of the Corporation for a vote.

     4.2 Special Voting Rights. So long as any Series B Preferred Stock is outstanding, without the affirmative vote or consent of holders of at least a majority of the outstanding Series B Preferred Stock voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not

               1.   authorize or issue any securities;

               2.   amend the Articles or Bylaws of the Corporation;

               3.   waive class voting provisions or any other covenants;

               4.   repurchase or redeem any securities;

               5.   pay any dividends on any capital stock;

               6. acquire another business entity or division thereof in excess of $1,000,000;

               7.   dissolve, merge or sell the Corporation;

               8. effectuate any transaction or series of transactions in which more than 50% of the voting power of the Corporation is transferred;

               9. license or sell all or substantially all of the Corporation's assets, in any one transaction or any series of related transactions;

               10. enter into any agreement, contract or other financial commitment requiring the payment by the Corporation of more than $1,000,000 in the aggregate; or

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               11.  permit the existence of any liens on the Corporation's assets, excluding purchase money liens entered into in the normal course of business.

     4.3 Voting Within a Separate Class. In any case in which the holders of Series B Preferred Stock shall be entitled to vote as a separate class pursuant to this Section 4 or pursuant to Nevada law, each such holder shall be entitled to one vote for each share of Series B Preferred Stock then held.

     SECTION 5.  CONVERSION RIGHTS.

     5.1 Conversion of Series B Preferred Stock into Common Stock. At any time and from time to time after the issuance of the Series B Preferred Stock, any holder thereof may convert any or all of the shares of Series B Preferred Stock held by them at the ratio of ten shares of Common Stock for every share of Series B Preferred Stock converted (the "Conversion Rate").
                                         ---------------

     5.2  Conversion Procedure.

     (a)  Notice and Surrender of Certificates. Any holder of shares of Series B
          ------------------------------------
Preferred Stock desiring to convert any portion thereof into shares of Common Stock shall give written notice that such holder elects to convert a stated number of Series B Preferred Stock into Common Stock ("Conversion Notice") and
                                                       -----------------
shall surrender each certificate representing the Series B Preferred Stock to be converted, duly executed in favor of the Corporation or in blank accompanied by proper instruments of transfer, at the principal business office of the Corporation (or at such other place as may be designated by Corporation). The Conversion Notice shall set forth the name or names (with the address or addresses) in which the certificate or certificates for shares of the Common Stock shall be issued.

     (b)  Issuance of Common Stock Certificates.  As soon as practicable after
          -------------------------------------
receipt of the Conversion Notice and surrender of the certificate or certificates for the shares of Series B Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the converting holder a certificate or certificates for the number of whole shares of Common Stock issuable by reason of the conversion of such shares of Series B Preferred Stock, registered in such name or names and such denominations as the converting holder has specified, subject to compliance with applicable laws to the extent such designation shall involve a transfer. In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered for conversion pursuant to this Section 5.2 exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof a new certificate for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered that are not to be converted.

     (c)  Effective Time of Conversion.  To the extent permitted by law, the
          ----------------------------
conversion of the Series B Preferred Stock pursuant to this Section 5.2 into Common Stock shall be deemed to have been effected immediately prior to the close of business on the date that all the conditions in Section 5.2(a) of this Certificate of Designation have been satisfied, and at such time the rights

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of the holder of such shares of Series B Preferred Stock so converted shall cease, and the person or persons in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. Except as otherwise provided herein, no payment or adjustment shall be made in respect of the Common Stock delivered upon conversion of the Series B Preferred Stock.

     5.3  Adjustments to Conversion Rate.

     (a)  Subdivision or Combination of Common Stock.  If the Corporation at any
          ------------------------------------------
time: (i) pays a dividend or makes a distribution on its Common Stock in shares of Common Stock, (ii) subdivides (by stock split, recapitalization, or otherwise) its outstanding Common Stock into a greater number of shares, or
(iii) combines (by reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares; then the Conversion Rate in effect at the time of the record date for such dividend or distribution, or the effective date of such subdivision or combination, shall be proportionately adjusted immediately thereafter so that the holder of any shares of the Series B Preferred Stock surrendered for conversion after such event will receive the kind and amount of shares that such holder would have received if the Series B Preferred Stock had been converted immediately prior to the happening of the event. Such adjustment shall be made successively whenever any of the events referred in this Section 5.3(a) occur.

     (b)  Issuance of Rights, Warrants, or Options. If the Corporation shall
          ----------------------------------------
issue or grant any rights, warrants, or options to holders of its Common Stock, as a class, entitling all holders of the class to subscribe for or to purchase Common Stock at a price per share less than the Current Market Price (as defined in Section 5.3(e) hereof) at the record date for the determination of stockholders entitled to receive such rights, warrants, or options, the Conversion Rates will be reduced so that it will be the amount determined by multiplying (i) the Conversion Rates existing prior to the record date for the issuance of the rights, warrants, or options by (ii) a fraction of which (x) the numerator is the number of shares of Common Stock outstanding on such record date, plus the number of shares of Common Stock which the aggregate exercise price of all rights, warrants, or options would purchase at the Current Market Price at the record date, and (y) the denominator is the number of shares of Common Stock outstanding on the record date for the issuance of the rights, warrants, or options, plus the number of additional shares of Common Stock issuable on the exercise of all rights, warrants, or options. Such adjustment shall be made successively whenever such rights, warrants, or options are issued or granted, and will become effective immediately.

     (c)  Certain Dividends and Distributions on Common Stock. In the event that
          ---------------------------------------------------
the Corporation shall pay or make a dividend or other distribution to all holders of the Common Stock as a class payable in securities, evidences of indebtedness, assets, or other property (excluding cash dividends or distributions of cash payable from retained earnings of the Corporation, dividends payable in Common Stock, or distributions of rights, warrants, or options referred to in Section 5.3(b) hereof, but including, without limitation, shares of any other class of the Corporation's capital stock or securities convertible into or exchangeable for Common Stock or any other class of the Corporation's capital stock), then, in each such case, the Conversion Rate will be reduced so that it will equal the amount determined by multiplying (i) the

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Conversion Rates in effect immediately prior to the record date for the distribution by (ii) a fraction of which (x) the numerator is the Current Market Price of a share of Common Stock on the record date for the distribution, less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, will be conclusive) of the capital stock, evidence of indebtedness, assets, or other property which are distributed with respect to one share of Common Stock and (y) the denominator is the Current Market Price of one share of Common Stock on that record date. Each adjustment shall be made successively whenever such distribution is made and shall be effective immediately after the record date for the distribution to shareholders entitled to receive the distribution.

     (d)  Merger or Consolidation. If there is a reorganization, or a merger or
          -----------------------
consolidation of the Corporation with or into any other entity which results in a conversion, exchange, or cancellation of the Common Stock, or a sale of all or substantially all of the assets of the Corporation, on a consolidated basis (except for sales or dispositions to a wholly-owned subsidiary of the Corporation), upon any subsequent conversion of the Series B Preferred Stock, each holder of the Series B Preferred Stock will be entitled to receive the kind and amount of securities, cash, and other property or assets which the holder would have received if the holder had converted the shares of Series B Preferred Stock into Common Stock in accordance with Section 5 hereof immediately prior to the first of these events and had retained all the securities, cash, and other property or assets received as a result of those events.

     (e)  Events Excluded from Conversion Rate Adjustment. No adjustment shall
          -----------------------------------------------
be made to the Conversion Rate if shares of Common Stock are issued at rates below the Conversion Rate or the Current Market Rate in connection with any of the following events: (i) securities issued as a result of any stock split or stock dividend; (ii) up to 4,000,000 shares of Common Stock to be issued to employees, consultants or directors of the Company pursuant to the Stock Option Plan adopted by the Board on August 18, 1997; (iii) securities issued pursuant to the conversion of Series A Preferred Stock; and (iv) securities issued pursuant to warrants outstanding as of the date hereof.

     (f)  Certain Definitions.
          -------------------

          (i)  The term "Market Price" of the Common Stock shall mean, on any
                         ------------
     date specified herein: (A) the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is then listed, or (B) if the Common Stock is not listed or admitted to trading on a national stock exchange, the last reported sales price of the Common Stock on the principal automated securities price quotation system on which sales prices of the Common Stock is reported, or (C) if the Common Stock is not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by The National Quotation Bureau. If the Common stock is not traded or quoted as described in any of Sections 5.3(e)(i)(A), (B), or (C) hereof, the Current Market Price of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by the Board of Directors.

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          (ii)   For the purpose of any computation under this Section 5, the
     "Current Market Price" of the Common Stock on any date will be the average
      --------------------
     Market Price of the Common Stock on each of the ten consecutive Business Days preceding the date of the computation.

          (iii)  The term "Business Day" means any day other than a Saturday,
                           ------------
     Sunday, or other day on which the commercial banks in the city of Tampa, Florida are authorized or required by law or executive order to close.

     (g) De Minimus Adjustments. No adjustment in the Conversion Rates will be made unless the adjustment would require a change of at least one percent (1%) in the Conversion Rate; provided, however, that any adjustments which are not
                        --------  -------
made because of this Section 5.3(g) will be carried forward and taken into account in any subsequent adjustment; and provided, further, that any adjustment
                                          --------  -------
must be made in accordance with this Section 5 (without regard to this Section 5.3(g)) not later than the time the adjustment may be required in order to preserve the tax-free nature, if any, of a distribution to the holders of shares of the Common Stock. All calculations under this Section 5 will be made to the nearest full share.

     5.4  Notices.

     (a)  Notice of Conversion Rate Adjustments.  Upon any adjustment of the
          -------------------------------------
Conversion Rate pursuant to the provisions of Section 5.3 of this Certificate of Designation, the Corporation shall promptly give written notice thereof to each holder of record of the Series B Preferred Stock. Such notice shall set forth
(i) the adjusted Conversion Rate, (ii) a description of the events which caused the adjustment, (iii) a description of the method of calculation of the adjustment, and (iv) the date on which the adjustments become effective.

     (b)  Other Notices.  If any of the following shall occur:
          --------------

          (i) the Corporation shall declare a dividend or authorize any other distribution on its Common Stock, including those of the type identified in
     Section 5.3(a) hereof;

          (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights, warrants, or options to subscribe for or purchase any securities or any other similar rights;

          (iii) any reorganization, reclassification, or similar change of the Common Stock, or a merger or consolidation, or the sale, conveyance, exchange, or transfer of all or substantially all of the assets of the Corporation, or

          (iv)   the voluntary or involuntary Liquidation of the Corporation;

then, and in any such case, the Corporation shall deliver to each holder of record of the Series B Preferred Stock written notice thereof at least twenty
(20) days prior to the earliest applicable date specified below with respect to which notice is to be given, which notice shall state the following: (x) the date on which a record is to be taken for the purpose of such dividend, distribution, or rights, or, if a record is not to be taken, the date as of which the shareholders of

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Common Stock of record to be entitled to such dividend, distribution, or rights are to be determined; (y) the date on which such reclassification, reorganization, merger or consolidation, or sale, conveyance, exchange, or transfer of all or substantially all of the assets of the Corporation, or Liquidation, is expected to become effective, and the date, if any, as of which the holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, reorganization, merger or consolidation, or sale, conveyance, exchange, or transfer or Liquidation; and (z) if any matters referred to in the foregoing clauses (x) and (y) are to be voted upon by holders of Common Stock, the date as of which those shareholders to be entitled to vote are to be determined.

     5.5 Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the Series B Preferred Stock from time to time outstanding, but shares of Common Stock held in the treasury of the Corporation may, at the discretion of the Corporation, be delivered upon any conversion of the Series B Preferred Stock.

     5.6 Issue and Other Taxes. The Corporation shall pay any and all documentary stamp or similar issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. The Corporation, however, shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any shares of Common Stock in a name other than that in which the shares of the Series B Preferred Stock so converted were registered and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     5.7 Closing of Corporate Books. The Corporation shall not close its books against the transfer of the Series B Preferred Stock or of any shares of Common Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of the Series B Preferred Stock.

     SECTION 6.  STATUS OF CONVERTED STOCK.

     6.1 General. All shares of Series B Preferred Stock converted into Common Stock, shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series, and may thereafter be issued.

     SECTION 7.  PRE-EMPTIVE RIGHTS

     7.1 General. The holders of the Series B Preferred Stock will not have any preemptive right, in their capacity as such, to subscribe for or to purchase any shares or any other securities which may be issued by the Corporation.

                                       8
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     SECTION 8.  MISCELLANEOUS.

     8.1 Observance of Terms. The Corporation, whether by amendment of its Articles of Incorporation, or through any reorganization, transfer of assets, merger, liquidation, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

     8.2 Amendment and Waiver. No amendment, modification, or waiver shall be binding or effective with respect to any provision of this Certificate of Designation without the prior affirmative vote or written consent of the holders of a majority of the shares of Series B Preferred Stock outstanding at the time the action is taken; provided, however, no amendment, modification, or waiver may, without the consent of each holder of Series B Preferred Stock affected thereby: (a) reduce the stated value or Liquidation Preference of, or dividend on, the Series B Preferred Stock; (b) change the place or currency of payment of stated value or Liquidation Preference of, or dividend on, any Series B Preferred Stock; (c) impair the right to institute suit for the enforcement of any payment on, or with respect to, the Series B Preferred Stock; (d) adversely affect the right to convert the Series B Preferred Stock; or (e) reduce the percentage of outstanding Series B Preferred Stock necessary to modify or amend the terms thereof or to grant waivers with respect thereto.

     8.3 Notices. Except as otherwise expressly provided in this Certification of Designation, whenever a notice or other communication is required or permitted to be given to holders of Series B Preferred Stock, the notice or other communication shall be deemed to be properly given if deposited into the United States Mail, postage prepaid, addressed to the person(s) shown on the books of the Corporation as the holder(s) of the shares at the addresses as they appear on the books of the Corporation, as of a record date or dates determined in accordance with the Articles and Bylaws of the Corporation, this Certificate of Designation and applicable law, as in effect from time to time.

     8.4 Limited Rights. Except as may be otherwise required by applicable law, the Series B Preferred Stock shall not have any designations, preferences, limitations, or relative rights, other than those specifically set forth in this Certificate of Designation and in the Articles.

     8.5 Headings. The headings and various subdivisions in this Certificate of Designation are for convenience only and will not affect the meaning or interpretation of any of the provisions of this Certificate of Designation.

     RESOLVED FURTHER, that the President and the Secretary of the Corporation hereby are authorized and directed to prepare, execute, verify, file and record a certificate of determination of preferences in accordance with the foregoing resolutions and the provisions of the Nevada Revised Statutes.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be signed by its president and attested by its Secretary this 26/th/ day of December, 2000.


                              ODYSSEY MARINE EXPLORATION, INC.,
                              a Nevada corporation

                              By: /s/ John C. Morris
                                  -----------------------------------------
                                      John C. Morris
                                      President and Chief Executive Officer

                              Attested to by:

                              /s/ David A. Morris           (SEAL)
                              ------------------------------
                                  David A. Morris
                                  Secretary and Treasurer

STATE OF COLORADO
COUNTY OF DENVER

     The foregoing instrument was acknowledged before me this 26/th/ day of December, 2000, by John C. Morris, in his capacity as President and Chief Executive Officer of, and David A. Morris, Secretary and Treasurer of, Odyssey Marine Exploration, Inc., a Nevada corporation, on behalf of the corporation.

                              /s/ Virginia M. Anglada
                              -------------------------------
                              (Signature)

                              Virginia M. Anglada
                              --------------------------------
                              (Printed Name)
(AFFIX NOTARIAL SEAL)         NOTARY PUBLIC, STATE OF COLORADO

                              April 21, 2002
                              --------------------------------
                              (Commission Expiration Date)

                              ________________________________
                              (Serial Number, If Any)

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